CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS **.
Exhibit 10.1
EPS PERFORMANCE-VESTING

Restricted Stock Unit Award Notification

To: [PARTICIPANT NAME]
From: KLA Executive Team
Subject: Restricted Stock Unit Grant

Congratulations! We are pleased to inform you that the Board of Directors or its Compensation and Talent Committee of KLA Corporation has granted to you an award (the “Award”) of Restricted Stock Units under the KLA Corporation 2004 Equity Incentive Plan (as amended from time to time, the “Plan”). Subject to the provisions of the Plan and the Global Restricted Stock Unit Agreement (with Dividend Equivalents), including any special terms and conditions for employees residing and/or working outside the United States set forth in the Appendix thereto (together, the “Agreement”), the principal features of this Award are as follows:

Date of Award: [GRANT DATE]

Target Number of
Restricted Stock Units
Awarded: [SHARES GRANTED] (“Target RSUs”)

Each RSU represents the right to receive one share of KLA Corporation common stock upon the satisfaction of the applicable vesting requirements set forth below.

Vesting Schedule: The actual number of Restricted Stock Units in which you vest shall range from 0%
to 250% of the Target RSUs granted hereby, as determined in accordance with Appendix A hereto. Please refer to Appendix A: Vesting Schedule

Vesting in your Restricted Stock Units will cease immediately upon your termination of Service Provider status for any reason, including pursuant to a reduction-in-force.

The issuance of shares of KLA Corporation common stock upon the vesting of Restricted Stock Units is subject to compliance with all of the applicable requirements of all laws or regulations with respect to such issuance. Neither the grant of this Award nor the vesting schedule alter the terms of your employment or other service relationship with the Company or any of its affiliates, as applicable.

PLEASE BE SURE TO READ THE PLAN AND THE AGREEMENT IN THEIR ENTIRETY, EACH OF WHICH CONTAINS SPECIFIC TERMS AND CONDITIONS APPLICABLE TO THIS AWARD. By accepting this Award (whether in writing, electronically or otherwise), you agree and understand that this Award is subject to all of the terms and conditions contained in (1) this Restricted Stock Unit Award Notification, (2) the Plan and (3) the Agreement. For copies of these documents, please see KLA’s Long-Term Incentives website, which can be accessed through HR Online/Incent and Reward. As of the date of this notification the direct link to the website is: http://hronline.kla-tencor.com/incent-and-reward/long-term-incentives

Please consult your individual tax advisors regarding any tax or other consequences related to your KLA Restricted Stock Units.

THIS MEMO IS YOUR OFFICIAL NOTIFICATION OF THIS AWARD. NO ADDITIONAL DOCUMENTATION WILL BE SENT TO YOU CONCERNING THIS AWARD.

KLA: Confidential

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS **.

APPENDIX A

Vesting Schedule

1.General. The Award shall be comprised of three (3) substantially equal tranches of Target RSUs (each, a “Tranche”), as follows:
Please refer to Appendix: Vesting Schedule

Capitalized terms used in this Restricted Stock Unit Award Notification and not otherwise defined in the Plan or the Agreement shall have their respective meanings specified in Section 6 below.
2.Vesting.
a.Performance-Vesting.
i.General. A number of Tranche 1 RSUs, Tranche 2 RSUs, and Tranche 3 RSUs shall become “Performance-Vested RSUs” at the end of Performance Period 1, Performance Period 2 and Performance Period 3, respectively, based on the level at which EPS is attained during the applicable Performance Period compared to the applicable “EPS Goals” for such Performance Period, as set forth in the table below:

	EPS Goals			Performance Vesting Percentage (% of Target RSUs Subject to Applicable Tranche)*
	Performance Period 1	Performance Period 2	Performance Period 3
	< $**	< $**	< $**	0%
“Minimum Level”	$**	$**	$**	50%
“Target Level”	$**	$**	$**	100%
“Maximum Level”	$**	$**	$**	250%

*In the event that the EPS achieved during the applicable Performance Period falls between the Minimum Level and the Target Level specified above and/or the Target Level and Maximum Level specified above, in any case, the Performance Vesting Percentage shall be determined using straight line linear interpolation as between the EPS Goals between which such EPS falls (in accordance with the table above).
ii.Determination of Performance Vesting. As soon as reasonably practicable following the last day of each Performance Period, the Administrator shall determine the level at which EPS was attained for the applicable Performance Period (in accordance with Section 2(a)(i) above), the applicable Performance Vesting Percentage and the number of RSUs subject to the applicable Tranche that have become Performance-Vested RSUs as of the completion of the Performance Period. Any RSUs subject to the applicable Tranche that do not become Performance-Vested RSUs as of the completion of the applicable Performance Period will automatically be forfeited and terminated without consideration therefor. For clarity, Restricted Stock Units (“RSUs”) that have become Performance-Vested RSUs shall not be considered “vested” or “fully vested” RSUs for purposes of this Award or the Agreement unless and until such Performance-Vested RSUs have vested pursuant to Section 2(b) or Section 3(a)(ii)(y) below.
b.Service-Vesting. Subject to Section 3 below, any Tranche 1 RSUs that become Performance-Vested RSUs as of the completion of Performance Period 1 shall become fully vested on June 30, 2025, and any Tranche 2 RSUs and Tranche 3 RSUs that become Performance-Vested RSUs as of the completion of Performance Period 2 and Performance Period 3, respectively, shall become fully vested on June 30, 2026 (or, solely with respect to the Tranche 3 RSUs, on the date on which the Administrator determines the number of Tranche 3 RSUs that have become Performance-Vested RSUs, if later), in each case, subject to
KLA: Confidential

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS **.

the Participant’s continued status as a Service Provider (“Continued Service”) through the applicable vesting date (each, a “Vesting Date”).
3.Change of Control.
a.If a Change of Control is consummated prior to the conclusion of Performance Period 3 and the Participant remains in Continued Service until at least immediately prior to such Change of Control, then:
i.With respect to any Performance Period that has not ended prior to the date of such Change of Control, a number of RSUs subject to the applicable Tranche shall become Performance-Vested RSUs immediately prior to the consummation of such Change of Control equal to the number of RSUs subject to such Tranche that would have vested based on the actual level of EPS attained through (and including) the last day of the Company’s fiscal quarter ending prior to the fiscal quarter in which such Change of Control is consummated; provided, that for purposes of determining the actual level at which EPS is attained pursuant to this Section 3(a)(i), each EPS Goal for the applicable Performance Period will be pro-rated by multiplying (x) the dollar value of such EPS Goal by (y) a fraction, the numerator of which equals the number of days elapsed from (and including) the first date of the Performance Period through (and including) the last day of the Company’s fiscal quarter ending prior to the fiscal quarter in which such Change of Control is consummated, and the denominator of which equals the number of days from (and including) the first date of the Performance Period through (and including) the last day of the Performance Period.
ii.With respect to any RSUs that have become Performance-Vested RSUs as of the consummation of such Change of Control (including any RSUs that become Performance-Vested RSUs pursuant to Section 3(a)(i) above) but have not fully-vested pursuant to Section 2(b) above:
(x) if the Award (or then-unvested portion thereof) is Assumed in connection with such Change of Control, such Performance-Vested RSUs (as so Assumed and adjusted in connection with such Change of Control, the “Assumed RSUs”) shall, subject to Section 4 below, remain outstanding and eligible to vest on the applicable Vesting Date(s) pursuant to Section 2(b) above, subject to the Participant’s Continued Service through such Vesting Date(s); or
(y) If the Award (or then-unvested portion thereof) is not Assumed in connection with such Change of Control, such Performance-Vested RSUs shall vest in full immediately prior to such Change of Control.
b.Notwithstanding anything to the contrary contained in Section 18 of the Plan, if any RSUs have not become Performance-Vested RSUs as of the consummation of such Change of Control (after taking into account any RSUs that become Performance-Vested pursuant to Section 3(a)(i) above), then such RSUs will automatically be forfeited and terminated upon the consummation of such Change of Control without consideration therefor.
4.Termination of Service.
a.Subject to Section 4(b) below and the provisions of any applicable executive severance plan, upon a termination of the Participant’s Continued Service for any reason, all then-unvested RSUs underlying the Award (including any Performance-Vested RSUs that have not fully vested pursuant to Section 2(b) above) automatically shall be forfeited and terminated as of such termination without consideration therefor.
b.Notwithstanding anything herein to the contrary, in the event that the Participant’s Continued Service terminates following a Change of Control and the Award (or any portion thereof) was Assumed in connection with such Change of Control, any then-unvested Assumed RSUs underlying the Award shall be subject to the terms and conditions (including any applicable accelerated vesting provisions) contained in any executive severance plan or policy in which the Participant participates as of the date of such termination.
5.Certain Adjustments. Notwithstanding anything herein to the contrary, if, during a Performance Period, the Company or one of its subsidiaries acquires another business (whether by merger, stock purchase, asset purchase, or otherwise, an “Acquisition”) and the Total Consideration (as defined below) with respect to such Acquisition equals more than $500 million (any such Acquisition, a “Significant Acquisition”), the Administrator shall equitably adjust each EPS Goal for such Performance Period in such manner as it deems appropriate based on the Acquisition
KLA: Confidential

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS **.

terms presented to the Board for approval of the Acquisition in order to reflect such Acquisition and prevent the dilution or enlargement of benefits under the Award, and such adjustments shall be final, binding and conclusive. For purposes hereof, “Total Consideration” means, with respect to any Acquisition, the aggregate consideration paid or payable by the Company and its subsidiaries in such Acquisition, whether in cash, securities or other property and including the present value of any contingent, deferred, earn-out or similar consideration, but net of all transaction-related expenses (including bank, legal, finder, advisory and similar fees) and all loans and similar debts owed by the target entity(ies), as determined by the Administrator. For purposes of the foregoing definition, the fair market value of any securities or non-cash property shall be determined by the Administrator based on GAAP.
6.Certain Definitions.
a.“Assumed” means that, in the event that a Change of Control is consummated, the Award is continued, assumed, or replaced with an economically equivalent award by the Company or a successor entity thereto (or its Parent) in connection with such Change of Control. For purposes hereof, the Award (or the then-unvested portion thereof) shall not be considered Assumed if, following the Change of Control, the Award (or relevant portion thereof) confers the right to purchase or receive, for each Share subject to the Award (or portion thereof) immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); it being understood that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each RSU to acquire a Share subject to the Award (or relevant portion thereof), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.
b.“EPS” means, with respect to any Performance Period, as determined by the Administrator, non-GAAP diluted earnings per share, as reported by the Company in its earnings release for each of the Company’s fiscal years or fiscal quarters, as applicable, ending during such Performance Period, and as adjusted for (i) acquisition related charges, (ii) restructuring, severance and other charges, (iii) charges associated with redemption of debt, (iv) goodwill and intangible impairment, (v) income tax effects of non-GAAP adjustments and (vi) discrete tax items (in each case, with such adjustments to occur in a manner materially consistent with the Company’s past practice or as a result of new laws and regulations). For purposes of calculating non-GAAP diluted earnings per share, if the effective tax rate is more than (x) 1% greater than the assumed tax rate of 14% (the “Assumed Tax Rate”), then the effective tax rate used for purposes of such calculations shall equal 1% more than the Assumed Tax Rate, or (y) 1% less than the Assumed Tax Rate, then the effective tax rate used for purposes of such calculations shall equal 1% less than the Assumed Tax Rate.
Notwithstanding the foregoing, if the Company’s weighted average diluted shares outstanding (as measured by the Company in accordance with past practice and after taking into account share buybacks) (“WASO”) over any Performance Period (or, if a Change in Control is consummated during any Performance Period, the portion of the Performance Period ending on the last day of the Company fiscal year ending prior to the fiscal year in which the Change in Control occurs), is more than five percent (5%) higher than, or more than five percent (5%) lower than, than the expected WASO over such Performance Period (or portion thereof, as applicable), as set forth in the Company’s fiscal year 2023 – fiscal year 2026 operating and financial plan (as approved by the Administrator) (the “Expected WASO”), then WASO used for purposes of calculating EPS for such Performance Period (or portion thereof) shall be adjusted by multiplying WASO by one hundred and five percent (105%) (if the WASO is more than five percent (5%) higher than the Expected WASO) or ninety-five percent (95%) (if the WASO is more than five percent (5%) lower than the Expected WASO), as determined by the Administrator, and such adjustments shall be final, binding and conclusive. If a Significant Acquisition occurs during a Performance Period, then Expected WASO shall be equitably adjusted by the Administrator in order to reflect such Significant Acquisition and prevent the dilution or enlargement of benefits under the Award, and such adjustments shall be final, binding and conclusive.
c.“Performance Periods” mean, collectively:
KLA: Confidential

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS **.

i.“Performance Period 1” which is the two fiscal-year period with respect to which the Tranche 1 RSUs are eligible to become Performance-Vested RSUs beginning on (and including) the Vesting Commencement Date and ending on (and including) June 30, 2024.
ii.“Performance Period 2” which is the three fiscal-year period with respect to which the Tranche 2 RSUs are eligible to become Performance-Vested RSUs beginning on (and including) the Vesting Commencement Date and ending on (and including) June 30, 2025.
iii.“Performance Period 3” which is the four fiscal-year period with respect to which the Tranche 3 RSUs are eligible to become Performance-Vested RSUs beginning on (and including) the Vesting Commencement Date and ending on (and including) June 30, 2026.
d. “Vesting Commencement Date” means July 1, 2022.

* * * * *

KLA: Confidential